Exhibit 21.1
American Airlines Group Inc.
Subsidiaries of the Registrant
As of December 31, 2021
Subsidiary companies of American Airlines Group Inc. are listed below. With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant, except where otherwise indicated.

Name of Subsidiary	State or Sovereign Power of Incorporation
Subsidiaries included in the Registrant’s consolidated financial statements
AAG Private Placement-1 Parent LLC	Delaware
AAG Private Placement-1 LLC	Delaware
American Airlines, Inc.	Delaware
AAdvantage Holdings 1, Ltd.	Cayman Islands
AAdvantage Holdings 2, Ltd.	Cayman Islands
AAdvantage Loyalty IP, Ltd.	Cayman Islands
Madrid IP Lux GP Sá.r.l	Luxembourg
Madrid IP Lux HoldCo SCS	Luxembourg
Madrid IP Lux HoldCo 2 SCS	Luxembourg
American Airlines Cargo Funding, LLC	Delaware
American Airlines de Mexico, S.A.	Mexico
American Airlines Marketing Services LLC	Virginia
American Aviation Supply LLC	Delaware
American Airlines Travel LLC	Texas
2013-B, LLC	Delaware
Texas Aero Engine Services, L.L.C.*	Delaware
Americas Ground Services, Inc.	Delaware
Dominicana de Servicios Aeroportuarios (DSA) S.R.L.	Dominican Republic
International Ground Services, S.A. de C.V.	Mexico
Avion Assurance, Ltd.	Bermuda
Envoy Aviation Group Inc.	Delaware
Eagle Aviation Services, Inc.	Delaware
Envoy Air Inc. (operates under the trade name “American Eagle”)	Delaware
Executive Airlines, Inc.	Delaware
FLAAG 2017-1 OPP LLC	Delaware
FLAAG 2017-1 OP-a LLC	Delaware
FLAAG 2017-1 OP-b LLC	Delaware
FLAAG 2019-1 OPP LLC	Delaware
FLAAG 2019-1 OP-a LLC	Delaware
FLAAG 2019-1 OP-b LLC	Delaware
FLAAG 2019-1 OP-c LLC	Delaware
J-CRJ900 LLC	Delaware
Piedmont Airlines, Inc. (operates under the trade name “American Eagle”)	Maryland
PMA Investment Subsidiary, Inc.	Delaware
PSA Airlines, Inc. (operates under the trade name “American Eagle”)	Pennsylvania

*Entity with 50% or less ownership.